AVP, INC. ANNOUNCES 2007 SECOND QUARTER FINANCIAL RESULTS

LOS ANGELES, Calif., - July 31, 2007 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced financial results for the second quarter of calendar year 2007.

Second Quarter Results

For the second quarter, ended June 30, 2007, the Company reported revenue of $10.8 million a 48% increase when compared to the $7.3 million reported in the second quarter of 2006. Net income for the second quarter of 2007 was $0.9 million, or $0.03 per diluted share, which compares to a net income of $54 thousand, or $0.00 per diluted share, in the second quarter of 2006. Included in the second quarter results was a one-time cost of $0.6 million, or $0.02 per diluted share associated with the pending Shamrock Holdings transaction.

The Company ended the second quarter with cash and cash equivalents of $6.2 million.

For the Six Months Ended June 30, 2007

For the six months ended June 30, 2007, total revenue was $11.0 million, compared to $7.4 million for the same period in 2006. Net loss for the first six months was ($1.2 million), or a loss of ($0.06) per share, compared to a net loss, excluding deemed dividend, of ($1.4 million), or a loss of ($0.10) per share, for the same period last year. Included in the six month results was a one time cost of $0.9 million or $0.04 per basic share associated with the pending Shamrock Holdings transaction.

“This year we have increased the number of Tour events and sponsorship relationships, resulting in revenue growth of 48% for the first half of 2007, showing evidence of the strong demand for our product,” said Leonard Armato, Chief Executive Officer of AVP, Inc.

Mr. Armato continued, “This year our operating income has been affected by our decision to invest in ancillary revenue streams and personnel, as we build up our infrastructure to support our future growth opportunities. We have devoted substantial resources to increasing our number of local promoters, enhancing the capabilities of our sales department with the addition of several key hires, and investing heavily in creating additional video and digital content. We believe the benefits of today’s investments will materialize in the near future.”

Company Outlook

For the full year 2007, the Company is expecting total revenue between $24.7 million and $26.6 million, and a net loss in the range of ($2.1 million) to ($4.0 million). The expected net loss is due to several factors, including a one time cost associated with the pending Shamrock Holdings transaction, increases in prize money, increases in production and media cost associated with new revenue initiatives, and increases in staffing to support future growth opportunities.

About AVP, Inc.

AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, AVP will hold 18 AVP Crocs Tour events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather.  Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect.  Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

Contacts:
AVP, Inc William Chardavoyne Interim CFO (310) 426-8000 wchardavoyne@avp.com	MKR Group, Inc. Investor Relations Charles Messman (323) 468-2300 ir@mkr-group.com

AVP, INC
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,168,302	$5,052,636
Accounts receivable, net of allowance for doubtful accounts of $77,897 and $25,193	4,185,440	2,653,473
Prepaid expenses	841,588	242,007
Other assets - current portion	176,158	301,477
TOTAL CURRENT ASSETS	11,371,488	8,249,593

PROPERTY AND EQUIPMENT, net	464,153	340,054

OTHER ASSETS	69,925	105,373

TOTAL ASSETS	$11,905,566	$8,695,020

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,677,774	$529,331
Accrued expenses	1,867,540	1,049,439
Deferred revenue	3,553,762	1,056,960
TOTAL CURRENT LIABILITIES	7,099,076	2,635,730

NON-CURRENT LIABILITIES	131,722	190,766

TOTAL LIABILITIES	7,230,798	2,826,496

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, 2,000,000 shares authorized:

Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized, 47,152 and 69,548 shares issued and outstanding	48	70

Common stock, $.001 par value, 80,000,000 shares authorized, 20,440,577 and 19,751,838 shares issued and outstanding	20,441	19,752

Additional paid-in capital	39,122,514	39,077,065

Accumulated deficit	(34,468,235)	(33,228,363)

TOTAL STOCKHOLDERS' EQUITY	4,674,768	5,868,524

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,905,566	$8,695,020

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

REVENUE
Sponsorships/Advertising (1)	$8,990,790	$6,233,090	$8,990,790	$6,233,090
Other	1,857,611	1,078,062	2,026,611	1,200,878
TOTAL REVENUE	10,848,401	7,311,152	11,017,401	7,433,968

EVENT COST (2)	7,185,169	5,360,237	7,237,468	5,360,237
GROSS PROFIT	3,663,232	1,950,915	3,779,933	2,073,731

OPERATING EXPENSES
Sales and Marketing (3)	862,503	721,210	1,738,216	1,223,796
Administrative (4)	1,958,237	1,317,281	3,404,540	2,448,046
TOTAL OPERATING EXPENSES	2,820,740	2,038,491	5,142,756	3,671,842

OPERATING LOSS	842,492	(87,576)	(1,362,823)	(1,598,111)

OTHER INCOME (EXPENSE)
Interest expense	-	(3,718)	-	(11,931)
Interest income	57,520	33,807	113,977	54,946
Gain on sale of asset	1,325	-	9,774	9,863
Gain on warrant derivative	-	111,042		111,042
TOTAL OTHER INCOME (EXPENSE)	58,845	141,131	123,751	163,920

INCOME (LOSS) BEFORE INCOME TAXES	901,337	53,555	(1,239,072)	(1,434,191)

INCOME TAXES	-	-	(800)	(800)

NET INCOME (LOSS)	901,337	53,555	(1,239,872)	(1,434,991)

Deemed Dividend to Series B Preferred Stock Shareholders	-	91,973	-	91,973

Net Income (Loss) Available to Common Shareholder	$901,337	$(38,418)	$(1,239,872)	$(1,526,964)

Earnings (loss) per common share:
Basic	$0.05	$(0.00)	$(0.06)	$(0.11)
Diluted	$0.03	$(0.00)	$(0.06)	$(0.11)

Shares used in computing earning (loss) per share:
Basic	19,960,250	15,885,300	19,872,269	14,098,748
Diluted	27,596,052	15,885,300	19,872,269	14,098,748

(1) Sponsorship/advertising includes $0 and $ 94,346 in stock base contra revenue for the three months ended June 30, 2007 and 2006, respectively and $0 and $ 94,346 for the six months ended June 30, 2007 and 2006, respectively.

(2) Event costs include stock based expenses of $0 and $1,000,000 for the three months ended June 30, 2007 and 2006, respectively and $0 and $1,000,000 for the six months ended June 30, 2007 and 2006, respectively.

(3) Sales and marketing expenses includes stock based expenses of $9,313 and $33,974 for the three months ended June 30, 2007 and 2006, respectively and $82,220 and $33,974 for the six months ended June 30, 2007 and 2006, respectively.

(4) Administrative expenses includes stock based expenses of $21,596 and $203,241 for the three months ended June 30, 2007 and 2006, respectively and $42,956 and $213,967 for the six months ended June 30, 2007 and 2006, respectively.